UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 31, 2006, Montana Tunnels Mining, Inc. (“MTMI”), a wholly owned subsidiary of Apollo Gold Corporation (“Apollo”), agreed to amend (the “Amendment”) its mine development and operating agreement (the “JV Agreement”) with Elkhorn Tunnels, LLC (“Elkhorn”), an affiliate of Calim Private Equity LLC (“Calim”), in respect of the Company’s Montana Tunnels mine (the “Mine”).

The Amendment provides that Elkhorn is committed to fully funding in cash, not later than January 17, 2007, the entire amount of its $13,000,000 initial contribution under the JV Agreement. Elkhorn’s commitment is evidenced by a promissory note in favor of MTMI for the remaining unfunded portion of Elkhorn’s initial contribution (approximately $3.7 million as of December 31, 2006). The promissory note is non-interest bearing unless the principal amount is not paid on or before January 17, 2007, in which case the promissory note would bear interest at the rate of 24% per annum. By delivering the promissory note, Elkhorn earned its 50% interest in the Mine. If the principal amount due under the promissory note is not timely paid, then Elkhorn will not be entitled to any distributions of cash flow from the Mine until the entire amount of principal and interest is fully paid. If that principal and interest is not fully paid by February 17, 2007, the parties have agreed to amend the JV Agreement to provide that Elkhorn will no longer be entitled to a disproportionate share of net cash flow from the Mine to recover its initial contribution.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits. The following exhibits are filed as part of this report:

10.1	Form of Amendment, dated January 8, 2007, to Mine Development and Operating Agreement, dated July 28, 2006, between Montana Tunnels Mining, Inc. and Elkhorn Tunnels, LLC.

99.1	Press Release issued on January 8, 2007, announcing the Amendment to the JV Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2007

APOLLO GOLD CORPORATION

	By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President - Finance and Corporate Development

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Form of Amendment, dated January 8, 2007, to Mine Development and Operating Agreement, dated July 28, 2006, between Montana Tunnels Mining, Inc. and Elkhorn Tunnels, LLC.

99.1	Press Release issued on January 8, 2007, announcing the Amendment to the JV Agreement.